Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

SECOND QUARTER FINANCIAL RESULTS

BOSTON (July 27, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for its second quarter that ended July 1, 2023. Key results were:

Second Quarter 2023 Summary:

•
Depletions decreased 3%
•
Shipments decreased 4.5%
•
Net revenue decreased 2.1% to $603.3 million
•
Gross margin increased 230 basis points to 45.4%
•
Net income increased 8.8% to $58.0 million
•
Diluted income per share increased 9.5% to $4.72

Capital Structure

•
Generated $119.0 million in operating cash flow in the second quarter
•
Ended the second quarter with $207.8 million in cash and no debt
•
Repurchased $52.5 million in shares from January 3, 2023 to July 21, 2023

“We saw improvement in our financial performance and our volume benefited from the timing of the July 4th holiday in the second quarter, as we continue to execute our operational plans. We are proud to have just been named the number one beer industry supplier in the Tamarron Survey, the annual poll of beer distributors conducted by Tamarron Consulting, for the sixth year in a row,” said Chairman and Founder Jim Koch. “Our highly cash-generative business and strong balance sheet will not only fuel our 2023 brand investments, but have also enabled us to repurchase over $50 million in shares year-to-date.”

“As we expected, our second quarter performance reflected strong growth in Twisted Tea, offset by continuing challenges in the hard seltzer category, and we are reiterating our 2023 depletion and shipment expectations as well as our earnings guidance,” said President and CEO Dave Burwick. "Based on our second quarter financial performance, we plan to increase our balance of year spend behind both the Truly and Twisted Tea brands as we believe our messaging is effective and the business will respond over the short-and longer-term to these investments. We are focused on enhancing our productivity to continue to improve our gross margin and in turn incrementally invest to further strengthen our brands.”

Details of the results were as follows:

Second Quarter 2023 (13 weeks ended July 1, 2023) Summary of Results

Net revenue of $603.3 million decreased 2.1% compared to the prior year.

Depletions in the second quarter decreased 3% from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Hard Mountain Dew and Samuel Adams brands, partially offset by increases in its Twisted Tea and Dogfish Head brands.

Shipment volume for the quarter was approximately 2.3 million barrels, a 4.5% decrease from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, Hard Mountain Dew and Dogfish Head brands, partially offset by increases in its Twisted Tea brand.

The timing of the July 4th holiday relative to the Company’s 2023 and 2022 fiscal calendars resulted in a depletion and shipment volume benefit in the second quarter of 2023. This volume benefit was the most significant factor in the difference between depletions and shipments on a fiscal calendar basis compared to a comparable weeks basis. On a comparable weeks basis, depletions declined approximately 7% and shipments declined 4.8%.

The Company believes distributor inventory as of July 1, 2023 averaged approximately three weeks on hand and was at an appropriate level for each of its brands, except for certain Twisted Tea brand packages that were below targeted levels due to higher than forecasted consumer demand.

Gross margin of 45.4% increased 230 basis points from the 43.1% margin realized in the prior year. Gross margin primarily benefited from strong price realization and procurement savings, which more than offset increased inflationary costs.

Advertising, promotional and selling expenses for the second quarter of 2023 decreased $5.5 million or 3.6% from the second quarter of 2022, due to decreased freight to distributors of $15.7 million from lower rates and volumes, partially offset by an increase in brand and selling costs of $10.2 million, mainly driven by higher salaries and benefits costs, increased consulting costs and increased media investments.

General and administrative expenses increased by $6.1 million or 15.6% from the second quarter of 2022, primarily due to increased consulting and legal costs and higher salaries and benefits costs.

The Company incurred impairment costs for brewery equipment of $1.5 million in the second quarter of 2023.

The Company’s effective tax rate for the second quarter was 27.5% compared to 24.7% in the prior year. In the second quarters of 2023 and 2022, the Company recorded a tax benefit of $0.03 and $0.08 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Year-to-date 2023 (26 weeks ended July 1, 2023) Summary of Results

Net revenue year-to-date of $1.013 billion decreased 3.2% compared to year-to-date 2022.

Depletions year-to-date decreased 4% from year-to-date 2022, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. Comparable weeks depletions year-to-date decreased 7%.

Shipment volume year-to-date was approximately 3.9 million barrels, a 5.8% decrease from year-to-date 2022, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. Comparable weeks shipments year-to-date decreased 7.6%.

Gross margin year-to-date of 42.4% increased from the 41.9% gross margin realized in year-to-date 2022, primarily due to price increases partially offset by higher inventory obsolescence costs, primarily related to rebranding Truly Vodka Seltzer to Truly Vodka Soda, and a non-recurring payment to a third-party contract brewery. Increased inflationary costs were offset by procurement savings.

Advertising, promotional and selling expenses year-to-date decreased $10.7 million or 3.8% from year-to-date 2022, primarily due to decreased freight to distributors of $28.3 million from lower rates and volumes, partially offset by an increase in brand investments of $17.6 million, mainly driven by increased salaries and benefits costs and higher investments in local marketing.

General and administrative expenses year-to-date increased by $10.0 million or 12.8% from year-to-date 2022, primarily due to increased consulting and legal costs.

In 2022, the Company recorded $5.3 million in contract termination costs, most of which was recorded in the first quarter, as a result of further negotiations with suppliers that eliminated certain future shortfall fees.

The Company’s effective tax rate year-to-date was 27.5% compared to 25.1% year-to-date 2022. Year-to-date 2023 and 2022, the Company recorded tax benefit of $0.01 per diluted share and a tax benefit of $0.05 per diluted share, respectively, resulting from ASU 2016-09.

Net income year-to-date of $49.1 million or $3.98 per share, represented a decrease of $2.3 million or $0.17 per diluted share compared to year-to-date 2022. This decrease between periods was primarily driven by lower revenue, partially offset by higher gross margins and lower operating expenses.

The Company expects that its July 1, 2023 cash balance of $207.8 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended July 1, 2023 and the period from July 2, 2023 through July 21, 2023, the Company repurchased its Class A Common Stock in the amounts of $46.7 million and $5.8 million, respectively, for a total of $52.5 million year to date. As of July 21, 2023, the Company had approximately $307.0 million remaining on the $1.2 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 29-week period ended July 22, 2023 are estimated by the Company to have decreased approximately 6% from the prior year fiscal period.

Full-Year 2023 Projections

The Company is maintaining the full year volume and earnings guidance previously communicated in its April 25, 2023 Earnings Release and increasing its Advertising, Promotion and Selling Expense guidance. The Company experienced lower than expected freight costs year to date, which in addition to gross margin performance allows it to further support its brands. The Company’s actual 2023 results could vary significantly from the current projection and are highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts. The 2023 fiscal year includes 52 weeks compared to the 2022 fiscal year which included 53 weeks.

Full Year 2023	Current Guidance	Prior Guidance
Depletions Decreases	(2%) to (8%)	(2%) to (8%)
Shipments Decreases	(2%) to (8%)	(2%) to (8%)
Price Increases	1% to 3%	1% to 3%
Gross Margin	41% to 43%	41% to 43%
Advertising, Promotion, and Selling Expense YoY Change ($ million)	$20 to $40	($5) to $15
Effective Tax Rate	28%	28%
EPS	$6.00 to $10.00	$6.00 to $10.00
Capital Spending ($ million)	$100 to $140	$100 to $140

Underlying the Company's current 2023 projections are the following full-year estimates and targets:

•
The Company’s guidance on depletions and shipments includes the estimated negative impact of approximately 1.0 percentage point due to the fact that fiscal 2022 had 53 weeks and fiscal 2023 will have 52 weeks. On a 52-week comparable basis the Company expects depletions and shipments to decrease 1% to 7%.
•
As anticipated, the Company finished the first half at the lower end of shipment guidance range on a comparable weeks basis. The Company estimates that second half shipments will benefit from the expected continued growth of Twisted Tea which is its largest brand, the lapping of last year’s Truly Margarita launch and additional investments in advertising spend in the second half of the year.
•
The Company’s guidance incorporates an expectation of shortfall fees, which primarily impact the fourth quarter. Therefore, the Company expects year-over-year gross margin improvement to be lower in the fourth quarter relative to earlier quarters.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2022 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, July 27, 2023

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Revenue	$641,333	$655,022	$1,076,489	$1,112,310
Less excise taxes	38,029	38,779	63,185	65,954
Net revenue	603,304	616,243	1,013,304	1,046,356
Cost of goods sold	329,141	350,468	583,479	607,629
Gross profit	274,163	265,775	429,825	438,727
Operating expenses:
Advertising, promotional, and selling expenses	149,362	154,883	274,790	285,498
General and administrative expenses	44,899	38,849	88,593	78,547
Contract termination costs and other	—	578	—	5,330
Impairment of brewery assets	1,532	80	2,016	121
Total operating expenses	195,793	194,390	365,399	369,496
Operating income	78,370	71,385	64,426	69,231
Other income (expense):
Interest income	1,855	83	3,499	50
Other expense	(122)	(601)	(224)	(701)
Total other income (expense)	1,733	(518)	3,275	(651)
Income before income tax provision	80,103	70,867	67,701	68,580
Income tax provision	22,068	17,518	18,622	17,186
Net income	$58,035	$53,349	$49,079	$51,394
Net income per common share – basic	$4.73	$4.33	$3.99	$4.18
Net income per common share – diluted	$4.72	$4.31	$3.98	$4.15
Weighted-average number of common shares – basic	12,268	12,319	12,288	12,309
Weighted-average number of common shares – diluted	12,276	12,341	12,304	12,341
Net income	$58,035	$53,349	$49,079	$51,394
Other comprehensive income (loss):
Foreign currency translation adjustment	126	(71)	144	(21)
Total other comprehensive income (loss), net of tax	126	(71)	144	(21)
Comprehensive income	$58,161	$53,278	$49,223	$51,373

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	July 1, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$207,755	$180,560
Accounts receivable	117,067	56,672
Inventories	155,702	148,450
Prepaid expenses and other current assets	34,798	27,461
Income tax receivable	1,748	10,126
Total current assets	517,070	423,269
Property, plant, and equipment, net	656,359	667,909
Operating right-of-use assets	39,817	43,768
Goodwill	112,529	112,529
Intangible assets, net	76,197	76,324
Third-party production prepayments	46,827	61,339
Other assets	43,754	35,635
Total assets	$1,492,553	$1,420,773
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$120,780	$84,248
Accrued expenses and other current liabilities	133,060	111,153
Current operating lease liabilities	8,967	8,866
Total current liabilities	262,807	204,267
Deferred income taxes, net	95,415	96,592
Non-current operating lease liabilities	40,755	45,274
Other liabilities	6,386	6,091
Total liabilities	405,363	352,224
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,160,485 and 10,238,009 issued and outstanding as of July 1, 2023 and December 31, 2022, respectively	102	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of July 1, 2023 and December 31, 2022	21	21
Additional paid-in capital	646,086	629,515
Accumulated other comprehensive loss	(66)	(210)
Retained earnings	441,047	439,121
Total stockholders' equity	1,087,190	1,068,549
Total liabilities and stockholders' equity	$1,492,553	$1,420,773

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	July 1, 2023	June 25, 2022
Cash flows provided by operating activities:
Net income	$49,079	$51,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,602	39,909
Impairment of brewery assets	2,016	121
Gain on disposal of property, plant, and equipment	(195)	(39)
Change in right-of-use assets	3,844	3,990
Stock-based compensation expense	8,266	7,730
Deferred income taxes	(1,177)	2,557
Other non-cash (income) expense	(88)	54
Changes in operating assets and liabilities:
Accounts receivable	(60,307)	(64,469)
Inventories	(9,376)	(13,014)
Prepaid expenses, income tax receivable, and other current assets	1,041	46,715
Third-party production prepayments	14,512	14,067
Other assets	(5,995)	295
Accounts payable	38,872	48,337
Accrued expenses, other current liabilities, and other liabilities	21,354	(13,275)
Operating lease liabilities	(4,311)	(2,866)
Net cash provided by operating activities	101,137	121,506
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(34,809)	(50,804)
Proceeds from disposal of property, plant, and equipment	195	506
Net cash used in investing activities	(34,614)	(50,298)
Cash flows (used in) provided by financing activities:
Repurchases of Class A common stock	(45,887)	—
Proceeds from exercise of stock options and sale of investment shares	9,466	4,610
Cash paid on finance leases	(797)	(870)
Line of credit borrowings	—	30,000
Line of credit repayments	—	(30,000)
Payment of tax withholding on stock-based payment awards and investment shares	(2,110)	(3,468)
Net cash (used in) provided by financing activities	(39,328)	272
Change in cash and cash equivalents and restricted cash	27,195	71,480
Cash and cash equivalents and restricted cash at beginning of year	180,560	66,321
Cash and cash equivalents at end of period	$207,755	$137,801

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com